Exhibit 99.1

KR HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014,  2013, and 2012

KR HOLDINGS, LLC AND SUBSIDIARY

Honolulu, Hawaii

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

-8081 Fax .

TRUSTA

An Accountancy Corporation

Member Crowe Horwath International

Bishop Square

Pauahi Tower, Suite 1700

1003 Bishop Street

Honolulu, Hawaii 96813  USA

1 (808) 524-8080 Tel

1 (808) 524-8081 Fax

www.trusta.us

INDEPENDENT AUDITOR'S REPORT

To the Members

KR Holdings, LLC

Honolulu, Hawaii

We have audited the accompanying consolidated financial statements of KR Holdings, LLC and its subsidiary (the "Company"), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, the related consolidated statements of income and members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial  statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KR Holdings, LLC and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with generally accepted accounting principles in the United States of America.

Other Matter

The accompanying statements of income and members' equity, and cash flows for the year ended December 31, 2012 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

An Accountancy Corporation

Honolulu, Hawaii

February 24, 2015

KR HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31,  2014 and 2013

	2014	2013
Assets
Cash	$11,413,072	$4,289,147
Restricted cash	16,279,738	47,953,286
Accounts receivable	8,064,921	63,595,971
Advances	-	2,982,647
Prepaid commissions	-	420,000
Real estate held for development and sale	1,722,121	2,146,644
Total assets	$37,479,852	$121,387,695

Liabilities and Members' Equity
Liabilities
Accounts payable	$6,764,097	$12,575,285
Accrued expenses	6,238,949	-
Accrued commissions	955,444	8,527,472
Accrued interest	678,400	7,030,797
Deferred revenues	1,035,800	-
Other liabilities	3,000,000	-
Notes payable	-	40,000,000
Total liabilities	18,672,690	68,133,554

Members' equity	18,807,162	53,254,141
Total liabilities and members' equity	$37,479,852	$121,387,695

The accompanying notes are an integral part of these consolidated financial statements.

KR HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND MEMBERS'  EQUITY

Years Ended December 31,  2014, 2013, and 2012

			Unaudited
	2014	2013	2012
Revenues
Sales of real estate	$201,024,894	$131,191,878	$-

Cost of Units Sold	158,006,102	111,440,939	-
Gross profit	43,018,792	19,750,939	-

Other Income
Interest income	1,612	3,202	-
Net Income	43,020,404	19,754,141	-

Members' Equity
Beginning of year	53,254,141	-	-
Contributions	-	64,250,000	-
Distributions	(77,467,383)	(30,750,000)	-
End of year	$18,807,162	$53,254,141	$-

The accompanying notes are an integral part of these consolidated financial statements.

KR HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014, 2013, and 2012

			Unaudited
	2014	2013	2012
Cash Flows From Operating Activities
Net income	$43,020,404	$19,754,141	$-
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Amortization of loan fees	1,401,833	983,778	-
Capital expenditures for real estate held for development and sale	(157,581,579)	(43,945,647)	-
Cost of units sold	156,604,269	94,957,506	-
Net changes:
Restricted cash	31,673,548	(14,603,927)	-
Accounts receivable	55,531,050	(63,595,971)	-
Advances	2,982,647	(2,982,647)	-
Advances with related parties		(1,355,060)	(2,901,609)
Prepaid commissions	420,000	(360,000)	(60,000)
Accounts payable	(5,811,188)	11,988,889	586,396
Accrued expenses	6,238,949	-	-
Accrued commissions	(7,572,028)	8,527,472	-
Accrued interest	(6,352,397)	7,030,797	-
Pre-sale deposits	-	(33,349,359)	-
Deferred revenues	1,035,800	-	-
Other liabilities	3,000,000	-	-
Net cash provided by (used in) operating activities	124,591,308	(16,950,028)	(2,375,213)

Cash Flows From Financing Activities
Proceeds from notes payable	90,181,986	37,400,000	2,600,000
Principal payments on notes payable	(130,181,986)	-	-
Loan fees paid	-	(2,385,612)	-
Contributions	-	16,750,000	-
Distributions	(77,467,383)	(30,750,000)	-
Net cash flows provided by (used in) financing activities	(117,467,383)	21,014,388	2,600,000
Net increase in cash	7,123,925	4,064,360	224,787

Cash
Beginning cash	4,289,147	224,787	-
Ending cash	$11,413,072	$4,289,147	$224,787

Supplemental Disclosures
Cash paid for interest	$13,690,001	$-	$-

Noncash investing and financing activities Contribution of equity interests	$-	$47,500,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

KR HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

NOTE 1 - Summary of Significant Accounting Policies

Nature of Business

KR Holdings, LLC and Kapiolani Residential, LLC, its wholly-owned subsidiary, (collectively, the "Company"), both Delaware limited liability companies, were established on September 17, 2012 and October 22, 2010,  respectively. The Company is primarily engaged in the development and sale of a 206-unit luxury residential condominium tower (the "ONE Ala Moana Project"). The ONE Ala Moana Project is located at 1555 Kapiolani Boulevard in Honolulu, Hawaii and is situated adjacent to the Ala Moana Center. Construction began in April 2013 and was completed in December 2014 with the majority of the condominium units being sold as of December 31, 2014.

Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and are presented in conformity with generally accepted accounting principles in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of KR Holdings, LLC ("KRH"), an investment holdings company, and Kapiolani Residential, LLC ("KRL"), its wholly-owned subsidiary and the developer of the ONE Ala Moana Project. All significant intercompany accounts and transactions have been eliminated during consolidation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

Highly liquid investments with maturities on their purchase dates of three months or less are classified as cash equivalents.

Restricted Cash

Restricted cash consists of pre-sale deposits held in escrow with Title Guaranty Escrow Services, Inc. (Note 5) and a cash reserve for construction costs.

KR HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

Revenue Recognition

Revenues from real estate development held for sale are recognized when the ONE Ala Moana Project is complete and individual units are sold. For units sold prior to the completion of the ONE Ala Moana Project, revenue allocable to performance after the sale is deferred utilizing the percentage-of-completion method, which is based on the percentage of costs incurred to date to estimated total costs of the ONE Ala Moana Project. This method is used as management considers total costs incurred to be the best available measure of progress on the ONE Ala Moana Project.

Real Estate Held for Development and Sale and Cost Recognition

Development rights, construction, and amenities costs associated with the ONE Ala Moana Project are capitalized as real estate held for development and sale at the lower of its carrying amount or fair value less costs to sell. Real estate taxes and interest costs incurred during the construction period are capitalized. Capitalized interest is based on qualified expenditures and interest rates in place during the construction period. Capitalized costs recorded as real estate held for development and sale are allocated to individual units based on their relative sales value . All other costs are expensed when incurred.

The Company reviews real estate held for development and sale when events or circumstances indicate that the carrying amount may not be recoverable and the asset is written down to its fair value. Impairment losses are recognized as a charge to expense.

Selling Costs

Direct selling costs that relate to units sold are capitalized and allocated to cost of units sold when the related revenues are recognized. Other selling costs are expensed as incurred.

Accounts Receivable

Accounts receivable are recorded at the amount of revenue recognized less nonrefundable pre sale deposits received and an allowance for doubtful accounts, if necessary. The receivable balance is due upon completion of each unit.

The allowance for doubtful accounts is estimated by management based on a review of the individual buyer, experience, and current economic and business conditions. An allowance for doubtful accounts was not provided as of December 31, 2014 and 2013 as management believed that all amounts were collectible.

KR HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

Income Taxes

KRL is treated as a disregarded entity for income tax purposes and its profit and loss flow through to KRH. KRH is treated as a partnership for income tax purposes. Accordingly, the Company's profits and losses flow through to the respective members and the respective members are subject to federal and state taxation rather than the Company.

The Company recognizes the consolidated financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Management considers the facts, circumstances, and information available to determine whether or not a tax position has met the more-likely-than-not recognition threshold. The tax benefit is recognized at the largest amount that is more than 50% likely to be realized upon ultimate settlement. Management evaluated its tax position for the years ended December 31, 2014, 2013, and 2012, and determined that it has no unrecognized tax benefits requiring financial statement recognition. The federal and state statutes of limitations remain open for the years ended December 31, 2012 through 2014.

The Company classifies interest related to its tax positions as interest expense and penalties as general and administrative expenses, if any.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts insured by the Federal Deposit Insurance Corporation ("FDIC"). Cash balances in excess of FDIC limits as of December 31, 2014 and 2013 were $27,437,510 and $51,987,133, respectively, which included restricted cash of $16,279,738 and $47,953,286, correspondingly.

NOTE 2 - Acquisition

On May 15, 2013, KRH acquired KRL in a business combination whereby: (a) The Hughes Corporation contributed its sole membership interest in KRL valued at $47,500,000 to KRH in exchange for a 50% membership interest and cash distribution of $30,750,000; (b) MK Kapiolani, LLC contributed $16,750,000 for the remaining 50% membership interest in KRH; (c) KRH received $40,000,000 in mezzanine financing; and (d) KRH secured its remaining construction financing for $132,000,000. The Hughes Corporation is a subsidiary of The Howard Hughes Corporation, and MK Kapiolani, LLC members are ultimately affiliates of BlackSand Capital, Kobayashi Group and The MacNaughton Group.

A description of assets acquired and liabilities assumed at fair value are as follows:

KR HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

Assets acquired:
Restricted cash	$33,349,359
Real estate held for development and sale	48,815,000
Total assets acquired	82,164,359
Liabilities assumed:
Payable to affiliates	1,315,000
Pre-sale deposits	33,349,359
Total liabilities assumed	34,664,359

Net assets acquired	$47,500,000

NOTE 3 - Real Estate Held for Development and Sale

Real estate held for development and sale consisted of the following as of December 31:

	2014	2013

Construction	$156,467,683	$29,828,837
Land and development rights	48,815,000	48,815,000
Capitalized interest	14,368,401	7,030,797
Project management	8,429,549	3,253,059
Architect and engineering	6,638,835	4,807,908
Other development costs	5,903,197	4,526,971
Financing costs	2,418,130	2,393,587
Fees and permits	2,071,035	2,050,520
Marketing	1,741,972	1,289,756
Sales office	1,073,199	1,063,676
	247,927,001	105,060,111
Allocated to cost of units sold	(246,204,880)	(102,913,467)

Real estate held for development and sale	$1,722,121	$2,146,644

During the years ended December 31, 2014 and 2013, the Company capitalized interest, including profit participation, of $7,337,604 and $7,030,797, respectively. Capitalized interest expensed in cost of sales was of $7,157,725 and $6,979,377, respectively.

NOTE 4 - Loan Fees

Loan fees incurred and capitalized as of December 31, 2014 and 2013 amounted to

$2,385,612. Amortization of loan fees using the straight-line basis during the years ended December 31, 2014 and 2013 were $1,401,834 and $983,778, respectively.

KR HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

NOTE 5 - Pre-Sale Deposits

The ONE Ala Moana Project pre-sale deposits held in escrow with Title Guaranty Escrow Services, Inc. as of December 31, 2014 and 2013 amounted to $8,696,489 and $67,595,908, respectively, of which $25,357,378 and $19,642,622 were expended for pre-development and development costs in the corresponding years. Pre-sales deposits were applied against accounts receivable upon becoming nonrefundable.

NOTE 6 - Notes Payable

On May 15, 2013, the Company secured construction financing for $132,000,000 under a variable LIBOR interest rate arrangement. The loan is secured by the ONE Ala Moana Project and all other assets of the Company, including a completion guaranty and limited guaranty by principals of The MacNaughton Group and the Kobayashi Group, and limited guaranty by The Howard Hughes Corporation. The loan matures on May 15, 2016 with a one-year extension option.

During 2014, the Company's construction draws amounted to $90,181,986, all of which were repaid on November 19, 2014 with interest of $925,392. The interest rate during the loan period ranged from 3.15% to 3.16%.

On September 17, 2012, the Company secured two $20,000,000 non-recourse mezzanine financing arrangements for the ONE Ala Moana Project. These loans are secured by the membership interests in the KRL. The mezzanine financing arrangements bear a blended interest rate of 12% before participation in residual profits. As of December 31, 2014 and 2013, notes payable consists of the two mezzanine financing arrangements as follows:

	2014	2013
13% note payable with profits participation rights due on April 30, 2018 with a one-year extension option	$-	$20,000,000

11% note payable with profits participation rights due on April 30, 2018 with a one-year extension option	-	20,000,000

	$-	40,000,000

The two mezzanine financing arrangements were paid in full on November 19, 2014 with stated interest of $7,631,992. Residual profits participation paid during the year ended December 31, 2014 amounted to $5,132,617. Residual profits participation accrued as of December 31, 2014 was $678,400.

KR HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014, 2013, and 2012

NOTE 7 - Related Party Transactions

Management

HHMK Development, LLC is the sole manager of the Company, and responsible for managing the development of the ONE Ala Moana Project. MK Kapiolani, LLC and The Hughes Corporation each owns a 50% membership interest in HHMK Development, LLC. The Company is required to pay management fees equal to $252,827 per month but not more than $6,067,850 in aggregate. Management fees for the years ended December 31, 2014, and 2013 amounted to $3,033,925 and $2,161,264, respectively. Management fees payable to HHMK Development, LLC as of December 31, 2014 and 2013 were $252,827.

NOTE 8 - Contingencies

Due to the inherent nature and risks of uncertainties in real estate development, the Company may incur unanticipated cost related to the ONE Ala Moana Project. It is possible that a change in estimate may occur as a result of a future event which may have a material effect on the consolidated financial statements.

NOTE 9 - Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through February 24, 2015, the date the consolidated financial statements were available to be issued.